Exhibit 10.19

***Certain identified information has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.***

[Redacted] Commercial Supply Agreement

(the “Agreement”)

by and between

Lonza AG

Münchensteinerstrasse 38
CH-4002 Basel
Switzerland

- hereinafter “Lonza” -

and

Allakos, Inc.

975 Island Drive, Suite 201

Redwood City, CA 94065

USA

- hereinafter “Customer” -

Effective as of 27 November 2020 (the “Effective Date”)

Table of Contents

		Page
1	Definitions and Interpretations	1
2	Performance of Services	8
3	Project Management	11
4	Quality	12
5	Insurance	13
6	Forecasting, Ordering and Cancellation	13
7	Delivery and Acceptance	16
8	Price and Payment	18
9	Intellectual Property	19
10	Warranties	22
11	Indemnification and Liability	24
12	Confidentiality	26
13	Term and Termination	28
14	Force Majeure	30
15	Notices	30
16	Miscellaneous	31

Appendix A – Batch Pricing

Appendix B - Approved Third Parties

Appendix C – Cell Bank Storage Pricing

Appendix D – Additional Capacity Commitments

Recitals

WHEREAS, Customer is engaged in the development, research and sale of certain products and requires assistance in the manufacture of Product;

WHEREAS, Lonza and its Affiliates have expertise in the manufacture of products;

WHEREAS, Lonza and Customer previously entered into that certain BLA Services and Manufacturing Services Agreement dated 1st December 2017 (the “BLA Agreement”) and the 2K Development Agreement (as defined below) to provide services related to Customer’s AK002 Product;

WHEREAS, Customer wishes to engage Lonza for Services relating to the manufacture of the Product as described in this Agreement; and

WHEREAS, Lonza, and/or its Affiliate, is prepared to perform such Services for Customer on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties intending to be legally bound, agree as follows:

1	Definitions and Interpretations
1.1	Definitions.
“1K Commercial Supply Agreement”	means the 1K Commercial Supply Agreement dated [Redacted] between Customer and Lonza Sales AG, Lonza’s Affiliate.
“[Redacted] Development Agreement”	means, collectively, [Redacted] Development and Manufacturing Services Agreement entered into between Lonza and Customer [Redacted] and any successor agreement thereof.
“Affiliate”

means any company, partnership and/or other entity which directly and/or indirectly Controls, is Controlled by and/or is under common Control with the relevant Party.  “Control” means the ownership of more than fifty percent (50%) of the issued share capital and/or the legal power to direct and/or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.
“Alternate Manufacturer”	means (i) Customer and each of its Affiliates or (ii) any Third Party that, [Redacted]
“Applicable Laws”	means all relevant United States, United Kingdom and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including the applicable regulations and guidelines of any Governmental Authority and in respect of the manufacture of cGMP Batches all applicable cGMP together with amendments thereto.
“Approval”	means a marketing approval granted by a Regulatory Authority of Product.
“Approved Territory”	means [Redacted].
“Average Target Yield”	means the expected and targeted Yield for the Process at the Facility [Redacted].
“Background Intellectual Property”

means any Intellectual Property either: (i) owned and/or controlled by a Party prior to the Effective Date; and/or (ii) developed and/or acquired by a Party independently from the performance of the Services hereunder, and, in the case of Lonza, without use and/or reliance on Customer Materials and/or Customer Information, during the Term of this Agreement.  Lonza’s Background Intellectual Property includes the Lonza Patent Rights and Lonza Information.

“Batch”	means the total Product obtained from one fermentation and associated purification using the Process [Redacted].
“Batch Price”

means the Price which is payable in respect of Services with respect to a Batch, which includes preparation, manufacture, quality control, analysis and release and storage, excluding only the Raw Materials, Raw Materials Fee, Cell Bank Storage fees and additional storage fees pursuant to Clause 7.3.

“Binding Order”	means the binding commitment of both Parties in relation to the Batches and/or Services made in accordance with Clause 6.1 and/or 6.2.
“BLA”

means a Biologics License Application and amendments thereto for the Product filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of the Product, and any corresponding non-U.S. marketing authorization application, registration and/or certification, necessary to market the Product in any country outside the United States.

“BLA Agreement”	has the meaning set forth in the Recitals.
“Campaign”	means a series of cGMP Batches at the Facility.

“Cancellation Fee”	has the meaning given in Clause 6.4.
“Cell Bank”	means Customer’s cell bank and/or cell stock of a rodent or human cell line in accordance with the Master Batch Record.
“Cell Bank Storage”	means the storage of Customer’s Cell Bank in accordance with Clause 2.8.
“Cell Line”	means the cell line known as [Redacted].
“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza and/or approved External Laboratories pertaining to the cGMP Batch meeting the Specifications and associated test results.
“Certificate of Compliance”

means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number and concentration of Product in such Batch; and (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.

“cGMP”

means those laws and regulations applicable in the United States, United Kingdom and European Union, relating to the manufacture of medicinal products for human use, including current good manufacturing practices as specified in the ICH guidelines, including ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, ICH Q10 “Pharmaceuticals Quality System”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.  For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMP Batches”	means any Batches which are required under the applicable Binding Order to be manufactured in accordance with cGMP.
“Commencement Date”	means the date of removal of the vial of cells from frozen storage for the production of a cGMP Batch.
“Confidential Information”	means Customer Information and Lonza Information, as the context requires.
“Customer Indemnitees”	has the meaning given in Clause 11.1.

“Customer Information”

means all technical and other information that is proprietary to Customer and/or any Affiliate of Customer and that is maintained in confidence by Customer and/or any Affiliate of Customer and that is, from time to time supplied to Lonza including any materials supplied by Customer to Lonza in accordance with the Master Batch Record.

“Customer Materials”	means any components of Product, and/or other materials of any nature provided by Customer.
“Disclosing Party”	has the meaning given in Clause 12.1.
“Dispute”	has the meaning given in Clause 16.6.
“Effective Date”	has the meaning set forth in the Recitals.
“EMA”	means the European Medicines Agency, or any successor agency thereto.
“External Laboratories”

means any Third Party instructed by Lonza to undertake any Services which Lonza is not able to undertake itself as it does not form part of its business offering, Customer having been notified of the same as part of the Services proposal and having provided prior written consent to such Third Party and its designation as an External Laboratory.

“Facility”	means Lonza’s manufacturing facilities in Visp, Switzerland and/or such other Lonza facility as may be agreed upon by the Parties in writing.
“Failed Batch”	means any cGMP Batch that fails to conform with the Specifications and/or is not manufactured in accordance with cGMP and/or the Quality Agreement.
“FDA”	means the United States Food and Drug Administration, or any successor agency thereto.
“Force Majeure”	has the meaning given in Clause 14.2.
“Forecast”	has the meaning given in Clause 6.1.
“Governmental Authority”

means any Regulatory Authority and any national, multi-national, regional, state and/or local regulatory agency, department, bureau, and/or other governmental entity in the United States, United Kingdom and/or European Union.

“GS”	means the glutamine synthetase expression system of which Lonza is the proprietor.

“GS Licence”

means the licence granted by Lonza (and BioWa Inc.) in respect of the use of GS and Potelligent CHOK1SV under that certain Non-Exclusive License Agreement between Lonza, Customer and BioWa Inc., dated 31st October 2013.

“ICC”	has the meaning given in Clause 16.6.
“Improvements”	has the meaning given in Clause 9.7.2.
“Indemnitor”	has the meaning given in Clause 11.3.
“Initial Storage Term”	has the meaning given in Clause 2.8.1.
“Intellectual Property”

means: (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (and/or rights to apply) for, and renewals and/or extensions of, any of the rights described in the foregoing clause (i); and (iii) all rights and applications that are similar and/or equivalent to the rights and applications described in the foregoing clauses (i) and (ii), which exist now, and/or which come to exist in the future, in any part of the world.

“Joint Steering Committee”	has the meaning given in Clause 3.3.
“Latent Defects”	has the meaning given in Clause 7.4.1.
“Lonza Indemnitees”	has the meaning given in Clause 11.2.
“Lonza Information”

means all information that is proprietary to Lonza and/or any Affiliate of Lonza and that is maintained in confidence by Lonza and/or any Affiliate of Lonza and that is disclosed by Lonza and/or any Affiliate of Lonza to Customer under and/or in connection with this Agreement, including any and all Lonza Know-How and trade secrets.

“Lonza Know-How”

means all technical and other information relating directly or indirectly to the Process and/or the performance of the Services known to Lonza and/or its Affiliates from time to time other than Customer Information and information in the public domain.

“Lonza Operating Documents”	means the corporate standards, standard operating procedures and standard manufacturing procedures, in each case, used by Lonza for operation and maintenance of the Facility and Lonza equipment used in the Process, which may include electronic programs and files, protocols, validation documentation, and supporting documentation, but excluding any of the foregoing that are unique or specific to the Products.

“Lonza Patent Rights”

means all patents and patent applications of any kind throughout the world relating to the Process which from time to time Lonza and/or any Affiliate of Lonza is the owner of and/or is entitled to use.

“Lonza Responsibility”	has the meaning given in Clause 7.4.4.
“Manufacturing Regulatory Delay”	means any delay in the manufacture of, and/or delay in Customer’s need for, the Product as a consequence of a Regulatory Authority finding, ruling and/or failure of Approval [Redacted].
“Master Batch Record”	means the document which defines the manufacturing methods, test methods and other procedures, directions and controls associated with the manufacture and testing of cGMP Batches.
“New Customer Intellectual Property”	has the meaning given in Clause 9.2.

“New General Application Intellectual

Property”	has the meaning given in Clause 9.3.
“Party”	means each of Lonza and Customer and, together, the “Parties”.
“Price”	means the price for the Products as specified in Clause 8.1 or for other Services as set forth in an agreed upon SOW.
“Process”

means Lonza’s and its Affiliates’ platform process for the development and production of the Product from the Cell Line, including any improvements and/or modifications thereto that are owned and/or controlled by Lonza and/or any Affiliate of Lonza from time to time.

“Product”	means the proprietary molecule identified by Customer as AK002, to be manufactured using the Process as specified in the Specifications and the Master Batch Record.
“Project Plan”	means the Project Plan as attached to and defined in the 2K Development Agreement.
“Quality Agreement”	means the quality agreement entered into between the Parties [Redacted] setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.
“Raw Materials”

means all ingredients, solvents and other components of the Product required to perform the Process and/or Services set forth in the bill of materials detailing the same (including Resins and membranes but excluding any consumables and/or wearables).

“Raw Materials Fee”	means the procurement and handling fee [Redacted] of the acquisition cost of Raw Materials (including Resins) by Lonza that is charged to Customer in addition to the cost of such Raw Materials.
“Receiving Party”	has the meaning given in Clause 12.1.
“Regulatory Authority”	means the FDA, EMA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.
“Release”	has the meaning given in Clause 7.1.
“Resins”	means the chromatographic media to refine and/or purify the Products, as specified in the Master Batch Record and/or Specifications.
“Rules”	has the meaning given in Clause 16.6.
“Separate Agreements”	means, collectively, the BLA Agreement, 2K Development Agreement, 20K Development Agreement, and 1K Commercial Supply Agreement.
“Services”	means all or any part of the services to be performed by Lonza under this Agreement (including the manufacture of Product and as set forth in any SOW).
“SOW”	has the meaning given in Clause 6.2.
“Specifications”	means the specifications of the Product agreed between the Parties which may be amended from time to time in accordance with this Agreement.
“Storage Requirements”	means the Cell Bank storage requirements as set out in the Master Batch Record.
“Subcontractor”	means any Third Party that Lonza uses to perform any part of the Service, including as a subcontractor and/or delegate, but excluding External Laboratories.

“Supply Failure	has the meaning given in Clause 7.5.2.
“Technology Transfer Notice”	has the meaning given in Clause 9.8.2.
“Term”	has the meaning given in Clause 13.1.
“Third Party”	means any party other than Customer, Lonza and their respective Affiliates.
“Willful Breach”

means a willful refusal to perform a Party’s obligations under this Agreement, including, without limitation, if Lonza elects to provide any batch slot reserved or scheduled for Customer in the Binding Portion of any Forecast to another customer of Lonza.

“Yield”	means the amount, in kilograms, of Product actually produced from a Batch.
1.2

Interpretation.  In this Agreement references to the Parties are to the Parties to this Agreement, headings are used for convenience only and do not affect its interpretation, references to a statutory provision include references to the statutory provision as modified or re-enacted or both from time to time and to any subordinate legislation made under the statutory provision, references to the singular include the plural and vice versa, references to the word “including” are to be construed without limitation, and neither Party and/or its Affiliates shall be deemed to be acting “on behalf of” and/or “under the authority of” the other Party.

2	Performance of Services
2.1

Performance.  Customer hereby retains Lonza to manufacture and supply the Product and perform other Services as set forth in and in accordance with the terms and conditions of this Agreement.  Subject to Clause 2, Lonza shall itself and through its Affiliates, diligently carry out the Services and use commercially reasonable efforts to perform all Services without any material defect and according to the Binding Orders, the Specifications, the Master Batch Record and/or the applicable SOW.  Lonza shall ensure that all of the Services hereunder are performed at the Facility and/or at a Subcontractor’s facility which has been approved and audited by Lonza, as applicable, unless Customer has provided its prior written consent to performance thereof at an alternate location.

2.2

Personnel and Subcontractors.  Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Services in accordance with this Agreement.  Lonza may subcontract and/or delegate any of its rights and/or obligations under this Agreement to perform the Services solely with Customer’s prior written approval (such approval not to be unreasonably withheld and/or delayed), provided that such Subcontractors are appropriately and fully qualified in all respects to perform the applicable Services, that such Subcontractors are subject to obligations of confidentiality at least as stringent and as protective of Customer as those obligations of confidence and non-use imposed upon Lonza, and that such Subcontractors are subject to obligations to act diligently and in accordance with best practice in respect of cGMP manufacture as contained in this Agreement.  [Redacted].

2.3

cGMP Batches.  Lonza shall manufacture cGMP Batches to meet the Specification; [Redacted] Lonza will not make any changes to the Master Batch Record, Specifications, Process, Raw Materials or any other item related to the Product(s) or their manufacture without [Redacted] obtaining Customer’s prior written approval.

2.4

Supply of Customer Information and Customer Materials.  Customer shall supply to Lonza all Customer Information and Customer Materials and other information and/or materials that may be reasonably required by Lonza to perform the Services, in each case as identified in the Master Batch Record, and hereby grants Lonza the non-exclusive right to use the Cell Line, the Customer Materials and the Customer Information for the purpose of this Agreement.  Lonza shall not be responsible for any delays arising out of Customer’s failure to provide Lonza such Customer Information, Customer Materials or other information or materials as set forth in the Master Batch Record, and Customer shall be responsible for all additional costs and expenses arising out of such delay; provided that Lonza shall promptly give Customer notice if any such failure is preventing and/or delaying Lonza’s performance.  Lonza shall not use the Cell Line, Customer Materials and/or Customer Information (and/or any part thereof) for any purpose other than the performance of the Services under this Agreement.

2.5

Raw Materials.  Lonza shall procure all required Raw Materials as well as consumables.  Customer shall be responsible for payment for all consumables and Raw Materials ordered or irrevocably committed to be procured by Lonza hereunder for the manufacture of Batches pursuant to Binding Orders.  If agreed by the Parties, upon advance payment by Customer, Lonza shall purchase and hold a minimum of [Redacted] to serve as safety stock, as well as [Redacted].  Upon cancellation of any Batch pursuant to a Binding Order or termination of the Agreement, all such unused Raw Materials shall be [Redacted].

2.6

Use of GS Technology.  Customer acknowledges that the Cell Line uses GS and that the GS Licence applies to in vivo clinical studies and/or any other commercial use and/or sale of the Product manufactured using the Cell Line.

2.7

Known Hazards. Lonza acknowledges that it has received from Customer the Customer Information, together with full details of any hazards relating to the Cell Line and the Customer Materials, their storage and use.  All property rights and Intellectual Property rights in the Cell Line and/or the Customer Materials and/or the Customer Information supplied to Lonza shall remain vested in Customer.

2.8	Cell Bank Storage.
2.8.1

Cell Bank Storage has commenced pursuant to the 2K Development Agreement, and shall continue, unless otherwise terminated in accordance with Clause 2.8.6, for [Redacted] (the “Initial Storage Term”).  Lonza shall store the Cell Bank in accordance with the Storage Requirements and Lonza shall not transfer the Cell Bank to a Third Party (other than an Affiliate of Lonza) without Customer’s prior written consent.  Lonza reserves the right to perform testing of the Cell Bank which Lonza requires for QA, regulatory or safety purposes.

2.8.2

Cell Banks stored at Lonza shall at all times remain Customer’s property (subject always to the terms of any other agreements or licenses of Customer with Lonza, and subject to any Third-Party Intellectual Property rights), save that the Cell Bank shall be subject to a lien in respect of any sums owed under any agreement by Customer to Lonza.

2.8.3

If Customer wishes to withdraw the Cell Bank from storage, it shall give Lonza [Redacted]. prior written notice. Lonza and Customer shall agree a date for the Cell Bank to be withdrawn. Customer shall be responsible for arranging (and costs of) collection and shipping. Once the Cell Bank has been withdrawn, Lonza shall have no further obligations in respect thereof (provided that the foregoing shall not affect any remedies for breach of an obligation prior to such withdrawal by Customer).

2.8.4

Notwithstanding any other provisions of this Agreement, the price of Cell Bank Storage is calculated and shall be payable on a [Redacted] basis. Payment shall be made [Redacted] prior to the anniversary of storage commencement during the Term. Customer shall not be entitled to any refund in respect of any partial use of Cell Bank Storage, unless this Agreement is terminated by Customer other than pursuant to Clause 13.2.1, in which case Lonza shall refund to Customer the unused portion of the fees paid in relation to the period after the effective date of termination.  The initial price for Cell Bank Storage is set out in Appendix C hereto and shall be subject to review in accordance with Clause 8.6. If Customer does not pay for Cell Bank Storage by the due date, Lonza shall not be obliged to continue the Cell Bank Storage and Customer shall be required within [Redacted] of Lonza’s written notice to arrange collection and shipping of the Cell Bank, unless Customer cures such payment default within such [Redacted] period, in which case the Cell Bank Storage shall continue.  For clarity, Cell Banks stored by Lonza at the Facility may be used for activities under this Agreement, and the 2K Development Agreement, and only one fee is applicable to such stored Cell Banks.

2.8.5

Lonza shall use reasonable endeavours to protect the Cell Bank from destruction, theft and/or loss during Cell Bank Storage. Notwithstanding any other provision of this Agreement, risk of loss or damage to the Cell Bank shall remain with Customer at all times, except that Lonza shall be responsible for loss and/or damage of the Cell Bank arising from Lonza’s and/or its Affiliate’s and/or Subcontractor’s negligence and/or intentional misconduct. Notwithstanding Clause 11.5, the total aggregate liability of Lonza and/or its Affiliates for all claims (whether in contract, tort, negligence, breach of statutory duty, under an indemnity, for any strict liability and/or otherwise) in connection with and/or arising out of Cell Bank Storage shall not exceed [Redacted] under the all of the Separate Agreements and hereunder.  For clarity, the foregoing limitation of liability shall not apply with respect to any unauthorized transfer of the Cell Line to a Third Party.

2.8.6

Customer may terminate the Cell Bank Storage by [Redacted] written notice to Lonza.  Customer shall not be entitled to any refunds in respect of any unused element of Cell Bank Storage except to the extent Cell Bank Storage is terminated by Lonza.  Upon termination of this Agreement and/or Cell Bank Storage and upon payment of all undisputed sums due to Lonza, Customer shall either arrange for collection of the Cell Bank or instruct Lonza to destroy it, in which case Customer shall pay Lonza the costs of such destruction.  Lonza may terminate the Cell Bank Storage solely upon termination of this Agreement by Lonza or as set forth in Clause 2.8.4.  In the event of termination by Lonza, except when such termination by Lonza is due to non-payment of undisputed invoices by Customer, [Redacted].

3	Project Management
3.1

2K Development Agreement and Project Plan.  The Parties acknowledge that certain activities and tasks are being undertaken under the Project Plan (as amended in accordance with the 2K Development Agreement) and the 2K Development Agreement on and after the Effective Date.  The manufacture of Batches under the 2K Development Agreement shall be governed solely by the 2K Development Agreement and not this Agreement.  Certain activities are also being performed under the other Separate Agreements.

3.2

Project Management.  Lonza has appointed a project team responsible for overseeing the Project Plan, and a project manager as the principal point of contact with Customer pursuant to the 2K Development Agreement, and such project team and project manager shall continue to oversee the Services and other activities pursuant to this Agreement.  The project team shall have regular teleconferences with Customer to discuss the progress of the Services, the expectation of the Parties being that these will usually take place on a weekly basis or as otherwise agreed by the Parties.  Lonza may change its project team and project manager from time to time upon written notice to Customer.  In the event that any dispute cannot be resolved by the project team, such dispute shall be escalated to the Joint Steering Committee.  Lonza’s project team shall coordinate closely with the project teams under the Separate Agreements.

3.3

Joint Steering Committee.  The Parties have appointed a joint steering committee (“Joint Steering Committee”) pursuant to the 2K Development Agreement.  Such Joint Steering Committee shall continue to perform its applicable functions in relation to this Agreement.  The Joint Steering Committee shall meet once per calendar quarter, or at such other frequency as may be necessary and is mutually agreed by the Parties.  Decisions of the Joint Steering Committee shall be made by consensus, with each Party having one (1) vote.  In the event that a Joint Steering Committee cannot reach consensus with respect to a particular matter within its authority, such dispute shall be escalated to a senior executive of each of Customer and Lonza who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the senior executives shall be reduced to writing and signed by the Parties and shall then be conclusive and binding on the Parties.  The Joint Steering Committee shall coordinate closely with the joint steering committees under the Separate Agreements.

The function of the Joint Steering Committee is to ensure the ongoing communication between the Parties and discuss any issues arising under this Agreement.  In addition to the function described above, the Joint Steering Committee shall also take on the following responsibilities:

3.3.1	discuss and seek resolution of issues around management of the Services;
3.3.2	monitor timelines and milestones for the Services;
3.3.3	discuss and recommend any changes to the Services (although such changes will not take effect until they have been approved in writing by the Parties in accordance with Clause 16.2); and
3.3.4	discuss and seek resolution for any dispute regarding the terms of this Agreement.

4	Quality
4.1

Quality Agreement.  Responsibility for quality assurance and quality control of Product shall be allocated between Customer and Lonza as set forth in the Quality Agreement.  If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail.  Performance by Lonza of all of its obligations under the Quality Agreement will be considered covered by the Batch Price and no additional consideration is payable by Customer unless otherwise agreed between the Parties.  For clarity, the foregoing does not require Lonza to provide regulatory support other than as set forth in this Agreement and the Quality Agreement.

4.2	Inspections and Audits. Provisions regarding inspections by Governmental Authorities and audits are set out in the Quality Agreement, and include the following:
4.2.1

Customer and its designated representatives shall have the right to witness, inspect and audit the performance of Lonza’s obligations, at the times, number of occasions and for durations set forth in the Quality Agreement and as otherwise agreed by the Parties;

4.2.2

Customer shall have reasonable access to the facilities, data and records of Lonza which are related to this Agreement for the purpose of conducting such inspections and audits, and Lonza shall use reasonable endeavours to ensure that all External Laboratories provide similar access to the External Laboratories’ facilities, data and records which are related to this Agreement for such purposes;

4.2.3

Customer will have the sole right to correspond with and submit regulatory applications and other filings to any Governmental Authorities to obtain approvals to import, export, conduct clinical trials with, and/or sell the Product, alone and/or in combination with other products when and as Customer may deem useful and/or necessary.  Accordingly, except as otherwise required by Applicable Laws and Governmental Authorities’ requirements, Lonza will not correspond directly with any Governmental Authority with respect to the Product without, in each instance, first obtaining Customer’s prior written consent (not to be unreasonably withheld);

4.2.4

Lonza will permit any Governmental Authorities to conduct inspections of Lonza’s Facilities as the Governmental Authorities may request, and will cooperate with the Regulatory Authorities with respect to the inspections and any related matters, in each case related to the Product;

4.2.5

Lonza shall notify Customer promptly if any Governmental Authority schedules an inspection or, without scheduling, begins an inspection at a Facility, in each case, with respect to, and/or that would be reasonably likely to affect, the Product, and allow Customer to be on site during such inspection; and

4.2.6	Customer shall have the right to review the specifications, grades and vendors of all Raw Materials and components used under this Agreement to manufacture the Product at the Facility.
4.3

Regulatory Support and Cooperation.  Lonza shall, at the Price as set forth in the 2K Development Agreement, provide Customer with regulatory support and cooperation related to the Product, the Process and seeking and maintaining Approvals as reasonably requested by Customer from time to time.

4.4

Recalls.  If Customer recalls any Product (voluntarily and/or by order of a Regulatory Authority) and/or is required to respond to inquiries of Governmental Authorities relating to the Products, Lonza shall provide reasonable assistance to Customer in connection with the same.  Customer shall pay Lonza for such assistance, unless such recall and/or inquiry is due to Lonza’s fault and/or Lonza is otherwise required to indemnify Customer in relation to such recall and/or inquiry pursuant to Clause 11.1.

5	Insurance

Each Party shall, during the Term and for [Redacted] after delivery of the last Product manufactured and/or Services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including contractual liability coverage and product liability coverage in the amount of at [Redacted].  Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

6	Forecasting, Ordering and Cancellation
6.1

Forecasting.  Beginning on the Effective Date, and thereafter [Redacted], Customer will provide Lonza a rolling [Redacted] forecast of the quantity of Batches it desires Lonza to supply (a “Forecast”), with the first [Redacted] of each such Forecast binding on each Party (such amounts forecasted in the first [Redacted] of the Forecast, the “Binding Portion” of a Forecast).  Any Batches which are forecast in the Forecast which are in excess of the Binding Portion shall not be binding but shall be subject to Lonza’s available capacity and only become binding once accepted by Lonza.  [Redacted].

6.1.1

Following receipt of a Forecast, Lonza shall notify Customer whether it has capacity available at the Facility at the requested time for the Batches set out in the Forecast and the Parties shall promptly discuss any modifications to the Forecast that may be necessary to enable Lonza to accommodate Customer’s request for such Forecasted Batches, provided however that:

(a)

any Batches set forth in the Project Plan pursuant to the 2K Development Agreement or otherwise set forth in a Separate Agreement shall be manufactured in accordance with the schedule set forth in the applicable Separate Agreement; and

(b)

If Lonza does not have sufficient capacity to supply quantities of Product to Customer’s Forecasts Lonza will be obligated to provide notice thereof to Customer [Redacted] after receiving such Forecast.

6.1.2

Once the Parties have agreed on a Forecast, Lonza shall provide Customer with written confirmation of its acceptance of such agreed-upon Forecast.  The Binding Portion of each Forecast shall become a binding commitment on both Parties upon acceptance of such Forecast, subject to Lonza’s right to reschedule and Customer’s right to delay or cancel such Batches described in Clauses 6.3 and 6.4.

6.1.3

Customer will order Batches pursuant to written purchase orders.  Lonza must accept Customer’s purchase orders for quantities of Batches that are consistent with the terms of this Agreement and that do not exceed the Binding Portion of agreed upon Forecasts and will use commercially reasonable efforts to accept orders exceeding such quantities.

6.1.4	[Redacted].

6.2

Additional Services.  To the extent that Customer wishes during the Term of this Agreement to instruct Lonza to undertake development and/or other services in relation to the Process and/or the manufacture of Product other than as expressly set forth in this Agreement, any Binding Order and/or any Separate Agreement, the Parties shall, acting in good faith and with due expedition, enter into a written amendment or statement of work to this Agreement (each, a “SOW”) on terms to be agreed between the Parties, documenting the additional services required, the price to be charged for such services and any consequential revisions to the timescales for delivery of such services. No such SOW will be binding unless and until it is executed by both Parties.  Any changes and/or amendments to each SOW must also be executed by both Parties.

6.3	Rescheduling.
6.3.1	Lonza shall have the right to:
(a)

reschedule the Commencement Date of any Batch or date of commencement for any Services upon [Redacted] prior written notice to Customer, provided that the rescheduled Commencement Date for such Batch or date of commencement for such Services is [Redacted] from the Commencement Date or the original estimated Commencement Date in accordance with the applicable Binding Order; and

(b)

reschedule the Commencement Date of any Batch or date of commencement for any Services upon reasonable prior written notice to Customer, provided that the rescheduled Commencement Date or date of commencement is [Redacted] from the Commencement Date or date of commencement originally estimated in the Project Plan.

If Lonza so reschedules any Batch, Lonza’s obligation to provide storage for such Batch without charge pursuant to Clause 7.3 shall extend to the later of: (i) [Redacted] after the actual Release of such Batch; or (ii) [Redacted] after the date such Batch would have been Released if the Commencement Date had not been so rescheduled.

6.3.2

If Customer requests to change the Commencement Date of any Batch, Lonza will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites and/or Lonza is not able to secure a project for the manufacturing space, and for the same dates and duration that would have been occupied by Customer, Lonza shall provide Customer notice thereof and the proposed revised schedule, and, to the extent Customer confirms in writing its request to make such change after receiving such notice, the manufacture of Customer’s Batch and/or performance of such Services for Customer may be delayed as set forth in the revised schedule in Lonza’s notice.  Any such delay requested by Customer of more than [Redacted] shall be considered a cancellation pursuant to Clause 6.4.

6.4

Cancellation of a Binding Order.  Customer may cancel all or any part of a Binding Order upon written notice to Lonza, subject to the payment of a cancellation fee as calculated below (the “Cancellation Fee”):

6.4.1

In the event that Customer provides written notice of cancellation to Lonza [Redacted] prior to the Commencement Date of one (1) or more Batch(es), then [Redacted] of the Batch Price of each such Batch cancelled is payable;

6.4.2

In the event that Customer provides written notice of cancellation to Lonza [Redacted] prior to the Commencement Date of one (1) or more Batch, then [Redacted] of the Batch Price of each such Batch cancelled is payable; and

6.4.3

In the event that Customer provides written notice of cancellation to Lonza [Redacted] prior to the Commencement Date of one (1) or more Batch, then [Redacted] of the Batch Price of each such Batch cancelled is payable.

For the avoidance of doubt: (a) any Batches scheduled to commence [Redacted], after the date of a notice of Cancellation shall not incur any Cancellation Fee; (b) no cancellation of a Batch pursuant to any amendments to the Project Plan which the Parties may agree in accordance with the 2K Development Agreement shall constitute a cancellation and no Cancellation Fee set out in this Clause 2.8 shall apply; (c) no cancellation of a Batch by Customer as a result of a [Redacted] shall incur any Cancellation Fee; provided that [Redacted].

6.5

Payment of a Cancellation Fee. The Cancellation Fee shall be payable [Redacted] of date of an invoice (to the extent not disputed pursuant to Clause 6.7) which shall be issued by Lonza following receipt by Lonza of Customer’s written notice of cancellation associated with the cancelled Batch or Services but no earlier than when such amounts would have been invoiced for such Batch pursuant to Clause 8.3 absent such cancellation.  The Cancellation Fee shall be reduced by any payments that Customer has already made for the cancelled Batches and/or Services.  In addition to the Cancellation Fee, Customer shall pay for all pass-through costs associated with the cancelled Batch and/or Services, including the costs of Raw Materials that Lonza has irrevocably incurred in accordance with a Binding Order and the Raw Materials Fee for such Raw Materials, in each case, that Customer would have otherwise been responsible for paying and/or reimbursing pursuant to this Agreement if such Batch had been manufactured without cancellation.

6.6

Replacement Project.  Notwithstanding the foregoing, Lonza will use commercially reasonable efforts to secure a new project (but excluding any project for which, at the time of cancellation, there is a binding obligation on Lonza to conduct or reserve capacity) for manufacturing space and for the same dates and duration that would have been occupied by Customer; and then in such case the Cancellation Fee for each Batch cancelled that is replaced by a batch of the new project shall be reduced by [Redacted] of the fees associated with such replacement batch.  Lonza shall use commercially reasonable efforts to identify and secure a new project(s) (but excluding any project for which, at the time of cancellation or delay, there is a binding obligation on Lonza to conduct or reserve capacity) to utilize resources reserved for cancelled or delayed Services and to the extent such resources were utilized the Cancellation Fee, as applicable, for cancelled and/or delayed Services shall be reduced by an amount [Redacted] of the fees associated with such alternative utilization of resources.

6.7

Disputes.  If Lonza invoices Customer for a Cancellation Fee in accordance with Clause 6.5 and Customer disputes such invoice, the matter shall be referred to the Joint Steering Committee for attempted resolution with each Party cooperating to resolve such dispute and if the Joint Steering Committee does not resolve such dispute, upon Customer’s request, Lonza shall permit an independent Third Party reasonably agreed upon by the Parties to inspect the books and records of Lonza to verify whether such Cancellation Fee was due, and if so, the amount thereof.

7	Delivery and Acceptance
7.1

Delivery.  All Product shall be delivered [Redacted] (as defined by Incoterms® 2010) the Facility (the “Release”).  With respect to any Customer Materials, title and risk of loss shall remain with Customer and shall not transfer to Lonza.  Customer shall bear the risk of loss of any Customer Materials provided to Lonza, except Lonza shall bear the risk of loss through the negligence, neglect and/or intentional misconduct of Lonza and/or its Affiliate and/or Subcontractor of any Customer Material.  With respect to Product, title and risk of loss shall transfer to Customer upon Release in accordance with this provision.

7.2

Certificates of Analysis and Compliance. Lonza shall deliver to Customer the Certificate of Analysis, Certificate of Compliance and such other documentation as is reasonably required and/or requested by Customer to meet all applicable regulatory requirements of the Governmental Authorities not later than the date of Release of such cGMP Batches; provided that Lonza may, upon notice to Customer, supply certain trade secret information, such as Lonza’s media and feed formulation, directly to the relevant Governmental Authority instead of supplying it to Customer.

7.3

Storage.  Customer shall arrange for shipment and take delivery of Product from the Facility, at Customer’s expense, within [Redacted] after Release or pay applicable storage costs.  Lonza shall provide storage for Product at no charge for up to [Redacted]; provided that any additional storage beyond [Redacted] will be subject to storage being made available at Lonza’s sole discretion and, if so available, will be charged to Customer at Lonza’s then-standard rates and will be subject to a separate agreement.  In addition to Clause 8.2, Customer shall be responsible for all value added tax (VAT) and any other applicable taxes, levies, import, duties and fees of whatever nature imposed as a result of any storage (other than taxes on Lonza’s income, employees and/or property).

7.4	Acceptance/Rejection of Batches.
7.4.1

Promptly following Release of a Batch, Customer shall inspect such Batch and shall have the right to test such Batch to determine if it is a Failed Batch.  Customer shall notify Lonza in writing of any rejection of a Batch based on any claim that it is a Failed Batch within [Redacted] after Release, after which time all unrejected Batch(es) shall be deemed accepted.  Notwithstanding the foregoing, if Customer and/or its designee first discovers that any Batch is a Failed Batch and such failure would not have been readily discoverable from a reasonable testing or review of the Products (collectively, “Latent Defects”), Customer shall have the continuing right to reject the Batch, provided it notifies Lonza of the Latent Defect within [Redacted] after the discovery of the Latent Defect provided that such Latent Defect is discovered within the normal shelf-life of the Batch.

7.4.2

For any Batch rejected by Customer, Lonza shall promptly, but in any event within thirty (30) days after notice of rejection is received by Lonza, conduct and complete an initial root cause analysis to determine, or establish a plan for determining, the causes of the failure or non-conformity of the Batch.  If, pursuant to such initial analysis, Lonza reasonably determines a longer period of time is needed to complete the full root cause analysis, Lonza shall complete such full analysis within a mutually agreed timeframe.  Upon completion of such full analysis, Lonza shall provide Customer with a report detailing the root causes of such failure or non-conformity of such Batch and Lonza’s action plan to remediate all issues identified in such report.  Lonza shall give all members of the Joint Steering Committee at least monthly reports on Lonza’s execution of any such open action plan.
7.4.3

In the event that Lonza believes that a Batch has been incorrectly rejected for failure to conform with the Specifications, [Redacted].  Lonza may, at its expense, retain and test the samples of such Batch.  In the event of a discrepancy between Customer’s and Lonza’s test results such that Lonza’s test results show no failure or non-conformity to Specifications, or there exists a dispute between the Parties over the extent to which such failure and/or non-conformity to Specifications is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and analyses on samples of the Product that allegedly fails to conform to Specifications.  Such independent laboratory shall be mutually agreed upon by the Parties.  The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.  The Party against whom the independent laboratory rules will be required to reimburse the other Party for shipping, storage and other similar out-of-pocket expenses incurred by the other Party in connection with such rejected Batch.

7.4.4

Lonza shall, at Customer’s sole discretion, replace or provide a full refund for any Failed Batch, [Redacted] (collectively “Lonza Responsibility”).  Replacement(s) for Failed Batches shall be made by Lonza as soon as reasonably possible (after confirmation of Lonza Responsibility if a determination of Lonza Responsibility is required).  If Customer elects to have a Failed Batch replaced, Customer shall pay for such replacement Batch and the Raw Materials used therein (and any money Customer paid towards the Failed Batch (including for Raw Materials and any Raw Material Fees) shall be credited to the cost of the replacement Batch and related Raw Materials used in the replacement Batch).  For clarity, no separate and/or additional Raw Material Fee shall be payable with respect to Raw Materials used to replace a Failed Batch that is a Lonza Responsibility and the Batch Price for a replacement of a Failed Batch shall be no greater than the Batch Price for the Failed Batch.  If any replacement Batch provided as replacement for a Failed Batch also fails to conform with the Specifications and/or was not manufactured in accordance with cGMP, the Master Batch Record and the Quality Agreement, then, at Customer’s sole discretion, Lonza shall either replace such Batch or shall refund the amounts paid by Customer for such Batch (including any amounts credited from the original Failed Batch).

7.4.5

Without limiting Clause 11.1, Customer acknowledges and agrees that its sole remedy with respect to a Failed Batch that is a Lonza Responsibility is as set forth in this Clause 7.4.5 and in furtherance thereof, Customer hereby waives all other remedies at law or in equity regarding the foregoing claims. Lonza shall not be responsible for the cost of Raw Materials or Customer Materials properly consumed in any Failed Batch except to the extent set forth in this Clause 7.4.  Upon Customer’s request, Lonza shall use commercially reasonable efforts to schedule for as soon as reasonably possible the manufacture and supply of a replacement Batch for any Failed Batch that is not a Lonza Responsibility provided that Customer shall pay for such replacement Batch and the Raw Materials used therein.

7.5	Order Fulfillment

7.5.1

If Lonza is unable to deliver to Customer any Batch ordered by Customer by its final agreed scheduled delivery date (i.e., the agreed delivery date set at the time Lonza freezes its production schedule in advance of the applicable month in which production will start), due to a Failed Batch or otherwise, Lonza shall replace such undelivered Batches as soon as reasonably possible.

7.5.2

If, in any calendar year during the Term, Lonza is unable to deliver to Customer [Redacted] in such calendar year by their final agreed scheduled delivery dates, this shall be considered a “Supply Failure,” unless such failure to deliver is due to the fault of Customer.  If Lonza is unable to replace any Batch within [Redacted] after the Supply Failure first occurred, Customer may, at its option, cancel such Batch and Customer shall not be subject to any Cancellation Fee in respect of such Batch.  [Redacted].

8	Price and Payment
8.1	Services. Pricing for the Services provided by Lonza are set out in Appendix A.
8.2

Taxes.  Unless otherwise indicated in writing by Lonza, all Prices and charges are exclusive of value added tax (VAT) and of any other applicable taxes, levies, import, duties and fees of whatever nature imposed by and/or under the authority of any government and/or public authority and all such charges applicable to the Services (other than taxes on Lonza’s income, employees and/or property) shall be paid by Customer.  When sending payment to Lonza, Customer shall quote the relevant invoice number in its remittance advice.  If Lonza is required to charge and remit any such taxes, it shall itemize all such taxes on the applicable invoice sent to Customer.

8.3

Invoices and Payments.  Lonza shall issue invoices to Customer for [Redacted] of the Price for the Batches or Services upon commencement thereof and [Redacted] upon Release of applicable Batches or completion of applicable Services, unless otherwise agreed in the applicable accepted purchase order.  Charges for Raw Materials and the Raw Materials Fee for each Batch shall be invoiced upon the Release of each Batch.  [Redacted] for Resins plus the Raw Materials Fee relating to such Resins shall be invoiced upon receipt of applicable Resins by Lonza.  All invoices are strictly net and payment of undisputed amounts must be made within [Redacted] of date of invoice.

8.4

Repeated Late Payments.  If Customer fails to pay an undisputed invoice within [Redacted] after the due date as set out in Clause 8.3 on [Redacted] occasions, then Lonza shall have the option to change the payment terms such that [Redacted] of the Price for any stage of work shall be payable on commencement and the price for Raw Materials and Resins and the Raw Materials Fee shall also be payable [Redacted].

8.5

Late Payments.  If in default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the lesser of: [Redacted] interest to accrue on a day to day basis until full payment; and, upon any material default of payment of undisputed invoices, Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled upon providing [Redacted] notice to suspend the provision of the Services and/or delivery of Product until all overdue undisputed amounts have been paid in full including interest for late payments.

8.6	Price Adjustments.
8.6.1

Not more than once per calendar year and [Redacted] Lonza may adjust the Price as follows: [Redacted] year.  Lonza must give notice of any such Price increase on or before [Redacted] and such Price increase will be effective as to any Batches for which the Commencement Date is on or after January 1 of the immediately following calendar year.
8.6.2

In addition to the above, subject to Customer’s written consent (such consent not to be unreasonably withheld), the Price may be changed by Lonza, upon reasonable prior written notice to Customer (providing reasonable detail in support thereof), to reflect: (i) an increase in variable costs (such as energy and/or Raw Materials, but specifically excluding labor and property costs) [Redacted] (based on the initial Price or any previously amended Price and (ii) any material change in [Redacted] that substantially impacts Lonza’s cost and ability to perform the Services.

8.6.3

Notwithstanding Clauses 8.6.1 and 8.6.2 above, if any SOW or amendment is executed pursuant to this Agreement, then the Price for the Services set forth in such SOW or amendment shall not increase [Redacted] following the date of such SOW or amendment.  For clarity, [Redacted] of such SOW or amendment, the Price may be revised in accordance with Clauses 8.6.1 and 8.6.2.

8.7

Books and Records.  Lonza shall, during the Term and for [Redacted] thereafter, keep complete, true and accurate books and records necessary for the accurate and complete calculation of the amounts invoiced for Services hereunder that are determined on a time and materials basis and/or the pass-through of costs.  Upon Customer’s request, Lonza shall promptly provide Customer’s designated, internationally recognized independent accounting firm, which accounting firm must be reasonably acceptable to Lonza, with copies of such records, in order that such accounting firm can verify the applicable amounts invoiced to Customer hereunder.  The accounting firm shall only share with Customer a summary report on its findings, and such report must also be shared with Lonza.  If the accounting firm identifies any discrepancy between such amounts charged to Customer by Lonza, and the amount that should have been charged, Lonza shall promptly pay the amount of any overpayment to Customer, [Redacted] until repaid to Customer in full.

8.8	Yield Price Adjustment. [Redacted].
9	Intellectual Property
9.1

Background Intellectual Property.  Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, and/or interest in any Background Intellectual Property of the other Party.

9.2

New Customer Intellectual Property.  Subject to Clause 9.3, Customer shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and its Affiliates, the External Laboratories and/or other contractors and/or agents of Lonza develops, conceives, invents, first reduces to practice and/or makes, solely and/or jointly with Customer and/or others, in the performance of the Services to the extent such Intellectual Property is directed to an improvement to the Product, Customer Material, Cell Line, Customer Information and/or Customer Background Intellectual Property, including all Intellectual Property that is solely a direct derivative of and/or improvement to the Product, Customer Material, Cell Line, Customer Information and Customer Background Intellectual Property (collectively, the “New Customer Intellectual Property”).  For the avoidance of doubt, “New Customer Intellectual Property” shall include any material, processes and/or other items that solely embody, and/or that solely are claimed and/or covered by, any of the foregoing Intellectual Property, but excluding any New General Application Intellectual Property.

9.3

New General Application Intellectual Property.  Notwithstanding Clause 9.2 and subject to the license granted in Clause 9.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and its Affiliates, the External Laboratories and/or other contractors and/or agents of Lonza, solely and/or jointly with Customer, develops, conceives, invents, and/or first reduces to practice and/or makes in the course of performance of the Services to the extent such Intellectual Property: (i) is generally applicable to the development and/or manufacture of chemical and/or biological products and/or product components; and/or (ii) is an improvement of, and/or direct derivative of, any Lonza Background Intellectual Property, in each case which does not include (and the use of which would not disclose) the Product, Customer Materials, Customer Information and/or Customer Background Intellectual Property, but excluding all Intellectual Property that is solely a direct derivative of and/or solely an improvement to the Product, Customer Material, Cell Line, Customer Information and Customer Background Intellectual Property (“New General Application Intellectual Property”).  For the avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes and/or other items that solely embody, and/or that solely are claimed and/or covered by, any of the foregoing Intellectual Property.

9.4

Further Assurances.  Lonza hereby assigns to Customer all of its right, title and interest in any New Customer Intellectual Property.  Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories and/or other contractors and/or agents and their personnel involved in the performance of the Services to execute, any documents reasonably required to confirm Customer’s ownership of the New Customer Intellectual Property, and any documents required and/or reasonably requested by Customer, but excluding any document that is Lonza Information, to apply for, maintain and enforce any patent and/or other right in the New Customer Intellectual Property.

9.5

License to New General Applicable Intellectual Property.  Lonza hereby grants to Customer a non-exclusive, world-wide, fully paid-up, revocable (solely upon Lonza’s termination of this Agreement for Customer’s uncurable material breach of this Agreement, but if Customer contests the claim of such material breach, the license will not be revoked unless and until such uncurable material breach is determined to have occurred in accordance with Clause 16.6), perpetual, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property: (a) to research, develop, make, have made, use, sell and import the Product and reasonable modifications, extensions and expansions of the Product but no other product; and/or (b) solely as it relates to the Product and reasonable modifications, extensions and expansions of the Product but no other product, to the extent necessary to exercise, exploit and/or otherwise fully enjoy Customer’s rights in and to the New Customer Intellectual Property.

9.6

License to Perform Services.  Customer hereby grants Lonza a non-exclusive, revocable license to use the Customer Information, Customer Background Intellectual Property and New Customer Intellectual Property during the Term solely for the purpose of fulfilling its obligations under this Agreement.  Except as express set forth in the prior sentence, Lonza receives no license, right, title or interest in or to the Product, Customer Information, Customer Background Intellectual Property and/or New Customer Intellectual Property and all such rights are reserved by Customer.

9.7	License to the Process and License Back to Improvements.
9.7.1	Lonza hereby grants Customer a non-exclusive, revocable (solely upon Lonza’s termination of this Agreement for Customer’s uncurable material breach of this Agreement, but if Customer contests the claim of such material breach, the license will not be revoked unless and until such uncurable material breach is determined to have occurred in accordance with Clause 16.6), worldwide license, with the right to grant sublicenses to Alternate Manufacturers, under the Lonza Information, and Lonza Background Intellectual Property incorporated into the Process to make, have made, use, sell, offer for sale and import the Product and reasonable modifications, extensions and expansions of the Product, provided such Product and reasonable modifications, extensions and expansions of the Product, but no other product, may only be made within the Approved Territory.

9.7.2

Customer hereby grants to Lonza and its Affiliates a non-exclusive, worldwide, royalty free, revocable (solely upon Customer’s termination of this Agreement for Lonza’s uncurable material breach of this Agreement, but if Lonza contests the claim of such material breach, the license will not be revoked unless and until such uncurable material breach is determined to have occurred in accordance with Clause 16.6) license, with the right to grant and authorize sublicenses to Third Parties, under Improvements to make, have made, use sell, offer for sale and import products and provide services, whether for itself or any Third Party.  For the purposes of the foregoing, “Improvements” means any material enhancement and/or improvement made by Customer to the Lonza Information and/or Lonza Background Intellectual Property in the conduct of the Process transferred to it under this Agreement in accordance with Clause 9.8 to the extent such enhancement and/or improvement is severable from and does not utilize, disclose and/or reveal any Customer Background Intellectual Property and/or Customer Information.

9.8	Technology Transfer to Customer or Alternative Manufacturers.
9.8.1

Upon the written request of Customer and subject to the terms and conditions of this Clause 9.8 and provided that Customer is not in material breach of this Agreement (which material breach is incurable or has not timely been cured by Customer, as the case may be), and provided further that Lonza has not terminated this Agreement pursuant to Clause 13.2.2, Customer shall be permitted to transfer the Process to itself and/or another Alternate Manufacturer for the manufacture of the Product and reasonable modifications, extensions and expansions of the Product but no other product only within the Approved Territory.  Unless approved in advance by Lonza in writing, Customer will only undertake such technology transfer for manufacture of the Product and reasonable modifications, extensions and expansions of the Product, but no other product, in the Approved Territory and only by an Alternate Manufacturer.

9.8.2

Customer shall provide written notice to Lonza in advance that it wishes to exercise its rights under this Clause 9.8 (the “Technology Transfer Notice”); the Technology Transfer Notice must be provided [Redacted] other than in connection with termination and/or notice of termination of this Agreement pursuant to an incurable material breach by Lonza under Clause 13.2.  The Technology Transfer Notice shall provide reasonable details to Lonza about whether the proposed transfer of the Process is to Customer, to an Alternative Manufacturer or to another Third Party.  In the case of a proposed transfer of the Process to a Third -Party or an Alternative Manufacturer, Customer shall [Redacted], Lonza shall commence performing its obligations under this Clause 9.8.

9.8.3

For any transfer permitted under this Clause 9.8, Lonza shall provide reasonably necessary documents [Redacted] to complete such technology transfer.  A document will be considered “reasonably necessary” [Redacted] such document for the manufacture and approval of the Product.

Under no condition shall Customer be permitted to use and/or disclose for any purpose [Redacted].

9.8.4

In the event that Customer requires and/or reasonably requests technical support in relation to the Process transfer, then Lonza shall make such reasonable technical support available to Customer, with the scheduling of such technical support to be mutually agreed upon by the Parties.

9.8.5

Customer shall reimburse Lonza for any costs and expenses incurred by Lonza in connection with producing the documents and providing the support set forth in Clauses 9.8.3 and 9.8.4, with costs for Lonza’s internal resources charged on a man day rate based upon Lonza’s then-prevailing standard charge for technical support; provided that Lonza agrees to provide [Redacted].

9.8.6

As part of the technology transfer, Lonza shall advise Customer of all license from and/or payment to any Third Party that Lonza has received or pays in connection with the manufacture of the Product, but excluding any license or payment applicable to the general operation and maintenance of the Facility and Lonza equipment that are not unique or specific to the Products.

9.8.7

Lonza shall allow Customer reasonable access to, and rights to [Redacted] to the extent necessary and/or used for the production of Product by Lonza using some or all of the Process solely for purposes of [Redacted] for the Product and reasonable modifications, expansions and extensions of the Product, but no other product.

9.8.8

For clarity, the technology transfer process described in this Clause 9.8 shall be instead of and not in addition to the technology transfer process described in the BLA Agreement or 2K Development Agreement for the transfer of the Process for the Product [Redacted].  The foregoing does not limit any amounts due from Customer to Lonza as set forth in Clauses 9.8.1 through 9.8.7.

10	Warranties
10.1	Lonza Warranties. Lonza warrants that:
10.1.1	the Services shall be performed in accordance with all Applicable Laws and this Agreement;
10.1.2

upon Release, the Product in cGMP Batches meets the Specifications and was manufactured in accordance with cGMP, the Master Batch Record and the Quality Agreement, and title to all Product provided to Customer will pass to Customer free and clear of any security interest, lien and/or other encumbrance;

10.1.3

it and/or its Affiliate holds all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility and it has the necessary corporate authorizations to enter into and perform this Agreement;

10.1.4

to the best of Lonza’s knowledge and belief, without having conducted a freedom-to-operate analysis on use of the Customer Information, Customer Background Intellectual Property or Customer Materials, the conduct and the provision of the Services shall not infringe, misappropriate and/or violate (as the case may be) any proprietary and/or Intellectual Property rights of any Third Party;

10.1.5

Lonza will notify Customer in writing immediately if it receives and/or is notified of a claim from a Third Party that the use by Lonza (and/or Customer or other entity to which the Process is transferred pursuant to Clause 9.8) of the Process and/or the Lonza Know-How and/or the Lonza Patent Rights for Services infringes, misappropriates and/or otherwise violates any Intellectual Property and/or industrial property rights vested in a Third Party;

10.1.6

Lonza has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and/or (b), and/or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including the federal Medicare and/or a state Medicaid program, and/or debarred, suspended, excluded, and/or otherwise declared ineligible from any Federal agency and/or program.  In the event that during the Term of this Agreement, Lonza becomes debarred, suspended, excluded, sanctioned, and/or otherwise declared ineligible; Lonza agrees to immediately notify Customer.  Lonza also agrees that in the event that it becomes debarred, suspended, excluded, sanctioned, and/or otherwise declared ineligible, it shall immediately cease all activities relating to this Agreement;

10.1.7	title to all Product and all New Customer Intellectual Property provided to Customer under this Agreement shall pass free and clear of any security interest, lien and/or other encumbrance; and
10.1.8

it shall perform all Services hereunder in a professional and workmanlike manner, with due care and in accordance with all regulatory requirements and standards and best practices prevailing in the industry, and it shall perform and document each Service in accordance with the applicable Specifications, Master Batch Record or SOW;

10.2	Customer Warranties. Customer warrants that:
10.2.1

Customer has and shall at all times throughout the Term of this Agreement have the right to supply the Cell Line, the Customer Materials and the Customer Information to Lonza and the necessary rights to license and/or permit Lonza to use the same for the sole purposes of performing the Services;

10.2.2

to the best of Customer’s knowledge and belief, the use of the Customer Information, Customer Background Intellectual Property or Customer Materials by Lonza in the course of performance of Services shall not infringe, misappropriate or violate (as the case may be) any Intellectual Property rights of any Third Party;

10.2.3

Customer will promptly notify Lonza in writing if it receives or is notified of a formal written claim from a Third Party that Customer Information, Customer Materials and Customer Intellectual Property or that the use by Lonza thereof for the provision of the Services infringes, misappropriate or otherwise violates any Intellectual Property or other rights of any Third Party; and

10.2.4	Customer has the necessary corporate authorizations to enter into this Agreement.
10.3

DISCLAIMER:  THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.4	Debarment.
10.4.1

In the event that Customer receives notice from Lonza and/or otherwise becomes aware that a debarment, suspension, exclusion, sanction, and/or declaration of ineligibility action has been brought against Lonza; then Customer shall have the right to terminate this Agreement immediately; provided that if such event shall occur, Customer shall not have such right of termination if Lonza is disputing and defending such action and Lonza is otherwise able to perform its services in the manner required under this Agreement.

10.4.2

Lonza hereby certifies that it will not knowingly use in any capacity the services of any individual, corporation, partnership and/or association which has been debarred under 21 U.S.C. Sec. 335a(a) or (b), and/or listed in the DHHS/OIG List of Excluded Individuals/Entities and/or the General Services Administration’s Listing of Parties Excluded from Federal Procurement and Non-Procurement Programs.

11	Indemnification and Liability
11.1

Indemnification by Lonza.  Subject to Clause 11.5, Lonza shall indemnify Customer, its Affiliates, and their respective officers, employees and agents (“Customer Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Customer Indemnitees may suffer as a result of any Third-Party claim arising directly out of:

11.1.1	any breach of this Agreement and/or the Quality Agreement by Lonza, including the warranties given by Lonza in Clause 10.1;
11.1.2

the nonconformity of the Product to the Specifications itself being occasioned solely by reason of a breach of this Agreement by Lonza and/or the gross negligence and/or intentionally wrongful acts and/or omissions of Lonza;

11.1.3	the gross negligence and/or intentionally wrongful acts and/or omissions of Lonza and/or any Lonza Indemnitee; and/or
11.1.4

any allegation that the Services (excluding solely as a result of use of Customer Information, Customer Background Intellectual Property and/or Customer Materials supplied by and/or on behalf of Customer) infringes, misappropriates and/or otherwise violates any Intellectual Property rights of a Third Party;

except in each case to the extent that such claims resulted from the negligence, intentional misconduct and/or breach of this Agreement and/or the Quality Agreement by any Customer Indemnitees.

Notwithstanding the foregoing, Lonza shall have no obligations under this Clause 11.1 for any liabilities, expenses, and/or costs to the extent arising out of and/or relating to claims covered under Clause 11.2.

11.2

Indemnification by Customer.  Subject to Clause 11.5, Customer shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents (“Lonza Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Lonza Indemnitees may suffer as a result of any Third-Party claim arising directly out of:

11.2.1	any breach of this Agreement and/or the Quality Agreement by Customer, including the warranties given by Customer in Clause 10.2 above;
11.2.2

any claims alleging that the use of the Customer Information, Customer Background Intellectual Property and/or Customer Materials in the course of performance of Services infringes any Intellectual Property rights of a Third Party;

11.2.3	the manufacture, use, sale, or distribution of the Product by or on behalf of Customer, including any claims of product liability;
11.2.4	the gross negligence and/or intentionally wrongful acts and/or omissions of Customer and/or any Customer Indemnitee; or
11.2.5

any allegation that the use by Lonza of any Customer Information, Customer Background Intellectual Property and/or Customer Materials supplied by and/or on behalf of Customer for the purpose of this Agreement (excluding solely as a result of use by and/or on behalf of Lonza of Lonza Background Intellectual Property, Lonza Information and/or other material and/or information supplied by Lonza) infringes, misappropriates and/or otherwise violates any Intellectual Property rights of a Third Party;

except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct and/or breach of this Agreement and/or the Quality Agreement by any Lonza Indemnitees.

Notwithstanding the foregoing, Customer shall have no obligations under this Clause 11.2 for any liabilities, expenses, and/or costs to the extent arising out of and/or relating to claims covered under Clause 11.1.

11.3

Indemnification Procedure.  If the Party to be indemnified intends to claim indemnification under this Clause 11, it shall promptly notify the indemnifying Party (“Indemnitor”) in writing of such claim.  The Indemnitor shall have the right to control the defense and settlement thereof; provided, however, that: (i) the Indemnitor must obtain the prior written consent of the indemnitee (not to be unreasonably withheld) before entering into any settlement of such Third-Party claim; (ii) any indemnitee shall have the right to retain its own counsel at its own expense; and (iii) if the amount sought in any Third-Party claim (alone or in aggregate with all other Third-Party claims) (collectively, “Covered Claims”) exceeds the amounts remaining payable by the Indemnitor pursuant to Clause 11.5 or the indemnitee otherwise believes that the total amount payable pursuant to the Covered Claims may exceed the amounts remaining payable by the Indemnitor pursuant to Clause 11.5, then the Parties shall discuss and use reasonable endeavours to agree who has conduct and control of the Covered Claims provided that if the Parties are not able to agree within thirty (30) days after the indemnitee provides Indemnitor with notice of its desire to take over control of such

Covered Claims (or such shorter period as necessary to preserve all of the indemnitee’s rights), indemnitee may, at its election, retain full control over the such Covered Claims unless the Indemnitor executes a separate agreement with the indemnitee agreeing that it shall pay all amounts payable in connection with such Covered Claims irrespective of the limitation of liability in Clause 11.5.  The indemnitee, its employees and agents, shall reasonably cooperate, at the Indemnitor’s expense, with the Indemnitor in the investigation of any liability covered by this Clause 11.  If the indemnitee elects to control the defense of any Covered Claim as permitted herein, the Indemnitor, its employees and agents, shall reasonably cooperate, at the Indemnitor’s expense, with the indemnitee in the investigation of any liability covered by this Clause 11 with respect to such Covered Claim(s).  The failure to deliver prompt written notice to the Indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the Indemnitor of its obligation to the indemnitee under this Clause 11 only to the extent of such prejudice.

11.4

DISCLAIMER OF CONSEQUENTIAL DAMAGES.  EXCEPT FOR EITHER PARTY’S BREACH OF CLAUSE 12 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST REVENUES ARISING FROM OR RELATED TO THIS AGREEMENT, EXCEPT TO THE EXTENT RESULTING FROM FRAUD, GROSS NEGLIGENCE, WILLFUL BREACH OR INTENTIONAL MISCONDUCT.  THE PARTIES AGREE THAT ANY AMOUNT ORDERED TO BE PAID BY A COURT OF COMPETENT JURISDICTION OR AGREED TO BE PAID PURSUANT TO A SETTLEMENT TO ANY THIRD PARTY IN CONNECTION WITH ANY CLAIM INDEMNIFIED PURSUANT TO CLAUSE 11.1 AND/OR 11.2 WILL BE DEEMED A DIRECT DAMAGE NOT SUBJECT TO THE ABOVE DISCLAIMER, EVEN IF SUCH DAMAGE IS OTHERWISE CHARACTERIZED IN SUCH CLAIM.

11.5

LIMITATION OF LIABILITY.  SUBJECT ALWAYS TO CLAUSE 11.4, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED, [REDACTED]; EXCEPT TO THE EXTENT RESULTING FROM: (i) SUCH PARTY’S GROSS NEGLIGENCE, WILLFUL BREACH AND/OR INTENTIONAL MISCONDUCT; (ii) SUCH PARTY’S BREACH OF CLAUSE 12 (CONFIDENTIALITY); (iii) MISUSE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY; AND/OR (iv) CUSTOMER’S OBLIGATION TO PAY FOR SERVICES PURSUANT TO CLAUSE 8.

11.6

Additional Exceptions.  Nothing in this Agreement shall exclude and/or limit the liability of either Party for fraud, breach its obligations in respect of Intellectual Property pursuant to Clause 9 and/or for death and/or personal injury caused by its negligence and/or for any other liability that may not be limited and/or excluded as a matter of law.

12	Confidentiality
12.1

Confidentiality Obligations.  A Party receiving Confidential Information (the “Receiving Party”) agrees to strictly keep secret any and all Confidential Information received during the Term from and/or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as it uses to protect its own Confidential Information, but in any case at least commercially reasonable and customary efforts.  Confidential Information shall include information disclosed in any form including in writing, orally, graphically and/or in electronic and/or other form to the Receiving Party, observed by the Receiving Party and/or its employees, agents, consultants, and/or representatives, and/or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows and/or reasonably should know is confidential and/or proprietary.

12.2

Required Disclosures.  Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information which is and/or will be required pursuant to applicable governmental and/or administrative and/or public law, rule, regulation and/or order.  In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

12.3	Exceptions. The obligation to maintain confidentiality under this Agreement does not apply to Confidential Information, which:
12.3.1	at the time of disclosure was publicly available;
12.3.2	is and/or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party;
12.3.3

as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party without obligation of confidentiality and had not been received from and/or on behalf of Disclosing Party;

12.3.4	is supplied to a Party without obligation of confidentiality by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party and/or any other Third Party; and/or
12.3.5	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.
12.4

Use and Return of Confidential Information.  The Receiving Party will use Confidential Information only for the purposes of this Agreement and/or as otherwise permitted by this Agreement and will not make any use of the Confidential Information for its own separate benefit and/or the benefit of any Third Party including with respect to research and/or product development and/or any reverse engineering and/or similar testing; provided that Customer may test any materials provided by Lonza including Product and Cell Lines as necessary for Customer’s quality assurance, quality control or compliance with Applicable Laws.  The Receiving Party agrees to return and/or destroy promptly (and certify such destruction) on Disclosing Party’s request all written and/or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

12.5

Disclosure to Representatives.  Each Party will restrict the disclosure of Confidential Information to such officers, employees, professional advisers, finance-providers, consultants, and representatives of itself and its Affiliates (and/or in the case of Customer, any Third Party it transfers the Process to in accordance with this Agreement) who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement and/or an applicable financing and/or acquisition.  Customer may disclose Confidential Information of Lonza and its Affiliates to potential and actual acquirers provided such disclosure is limited to the terms of this Agreement and/or work product provided to Customer by Lonza as a consequence of the provision of the Services.  Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants, potential and actual acquirers and representatives to confidentiality and non-use obligations no less stringent than those set forth herein. The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use and/or disclosure of the Confidential Information.
12.6

Responsibility for Representatives.  The Receiving Party shall at all times be fully liable for any and all breaches of the confidentiality obligations in this Clause 12.6 by any of its Affiliates and/or the employees, consultants and representatives of itself and/or its Affiliates.

12.7

Equitable Relief.  Each Party hereto expressly agrees that any breach and/or threatened breach of the undertakings of confidentiality provided under this Clause 12 by a Party may cause irreparable harm to the other Party and that monetary damages may not provide a sufficient remedy to the non-breaching Party for any breach and/or threatened breach.  In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law and/or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

13	Term and Termination
13.1	Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided herein, shall remain in full force until [Redacted] after the Effective Date (the “Term”).
13.2	Termination. This Agreement may be terminated as follows:
13.2.1	by Customer for any reason or no reason, with an effective date of termination no earlier than [Redacted] after the Effective Date, by providing at least [Redacted] advance written notice to Lonza;
13.2.2

by either Party if the other Party breaches a material provision of this Agreement and/or the Quality Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching Party [Redacted] following written notification of such breach from the non-breaching Party to the breaching Party; provided, however, that such [Redacted] period shall be extended as agreed by the Parties if the identified breach is incapable of cure [Redacted] and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

Without limiting the generality of Clause 13.2.2, Lonza shall be deemed to have breached a material provision of this Agreement if: [Redacted];

13.2.3

by either Party, immediately, if the other Party becomes adjudicated insolvent, is dissolved and/or liquidated, makes a general assignment for the benefit of its creditors, and/or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets and such action is not reversed within ninety (90) days;

13.2.4	by Customer pursuant to Clause 7.5.2 (Uncured Supply Failure);
13.2.5	by Customer pursuant to Clause 10.4.1 (Debarment); or
13.2.6	by Customer pursuant to Clause 14.1 (Force Majeure).

13.3	Consequences of Termination. In the event of termination:
13.3.1	by Customer pursuant to Clause 13.2.2 (Material Breach), 13.2.3 (Insolvency),13.2.4 (Uncured Supply Failure), 13.2.5 (Debarment) or 13.2.6 (Force Majeure):
(a)	Lonza shall be compensated for Services and Batches rendered up to the date of termination, including in respect of any Product in-process;
(b)

Lonza shall be compensated for all pass-through costs incurred through to the date of termination, including Raw Materials costs and Raw Materials Fees for Raw Materials used and/or purchased for use in accordance with Binding Orders; and

(c)

if requested by Customer, Lonza shall supply to Customer Batches in accordance with Binding Orders placed prior to the effective date of termination, with such supply, including the payment therefore, to be undertaken in accordance with the terms of this Agreement.

13.3.2

by Customer pursuant to Clause 13.2.1 (Termination for Convenience) or termination by Lonza pursuant to Clauses 13.2.2 (Material Breach) or 13.2.3 (Insolvency), to the extent that termination results in the cancellation of any Services and/or Batches, Customer shall pay to Lonza a Cancellation Fee as per the terms of Clause 6.4 [Redacted], the date of termination being taken as the date of notice of cancellation for the purposes of the application of such Clause. For clarity, no other termination of this Agreement shall result in Cancellation Fees being owed;

13.3.3

Customer shall promptly return to Lonza any Lonza Know-How it may have received from Lonza pursuant to this Agreement, except to the extent that Customer retains the right to use such Lonza Know-How, including pursuant to Clause 9 and/or the GS Licence, any Separate Agreement and/or any other agreement between or among the Parties or any of their Affiliates subject to the terms of such agreements;

13.3.4

and/or expiration hereunder, Lonza shall promptly return to Customer all Customer Information and shall dispose of and/or return to Customer (at Customer’s option and expense) the Customer Materials (and where supplied by Customer the Cell Line) and any materials therefrom, as directed by Customer;

13.3.5	and/or expiration hereunder, Lonza shall promptly return to Customer all remaining Raw Materials that Customer has paid for; and
13.3.6	notwithstanding Clause 6.5, any amounts payable by Customer pursuant to Clauses 13.3.1 or 13.3.2 shall be due [Redacted] of Customer’s receipt of an undisputed invoice therefor from Lonza.
13.4

Survival.  Expiration or termination of this Agreement for whatever reason shall not affect the accrued rights of either Lonza and/or Customer arising under and/or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect including for the avoidance of doubt but not by way of limitation Clauses 5 (Insurance), 6.6 (Replacement Project), 7 (Delivery and Acceptance), 8.7 (Books and Records), 9 (Intellectual Property), 10 (Warranties), 11

(Indemnification), 12 (Confidentiality), 13.3 (Consequences of Termination), 13.4 (Survival), 15 (Notice) and 16 (Miscellaneous) (to the extent relevant).
14	Force Majeure
14.1

Excused Performance.  If Lonza is prevented and/or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Customer specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention and/or delay will continue, Lonza shall be excused from the performance and/or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention and/or delay shall continue.  Provided that, if such Force Majeure persists for a period of [Redacted], Customer may terminate this Agreement by delivering written notice to the other Party.

14.2

COVID-19.  The Parties acknowledge that the COVID-19 virus is currently causing global disruption, and while Lonza is not aware of any event as at the Effective Date that would prevent or delay Lonza in the performance of the Services, the Parties acknowledge that there is a risk that a Force Majeure event could arise as a consequence of the COVID-19 virus.

14.3

Definition.  “Force Majeure” shall mean any reason and/or cause beyond Lonza’s reasonable control affecting the performance by Lonza of its obligations under the Agreement, including any cause arising from and/or attributable to acts of God, strike, labor troubles, restrictive governmental orders and/or decrees, riots, insurrection, war, terrorists acts, and/or the inability of Lonza to obtain any required raw material, energy source, equipment and/or transportation.

14.4

Lonza Affiliates and Suppliers.  With regard to Lonza, any such event of Force Majeure affecting services and/or production at its Affiliates and/or suppliers shall be regarded as an event of Force Majeure.

15	Notices
15.1

Notice Addresses.  Any notice or other communication to be given under this Agreement shall be delivered personally and/or sent by email, or if email is not available, by first class pre-paid post addressed as follows:

15.1.1	[Redacted]
15.1.2	[Redacted]

or to such other destination as either Party hereto may hereafter notify to the other in accordance with the provisions of this Clause 15.
15.2	Timing of Delivery. All such notices and/or other communications shall be deemed to have been served as follows:
15.2.1	if delivered personally, at the time of such delivery;
15.2.2	if sent by email, upon confirmation of receipt by the recipient; or
15.2.3	if sent by first class pre-paid post, four (4) business days (Saturdays, Sundays and bank and/or other public holidays excluded) after being placed in the post.

16	Miscellaneous
16.1

Severability.  If any provision hereof is or becomes at any time illegal, invalid and/or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected and/or impaired thereby.  The Parties hereto undertake to substitute any illegal, invalid and/or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the purpose of the provision.

16.2

Amendments.  Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.  Lonza shall be entitled to instruct one or more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations.

16.3

Assignment.  Neither Party shall be entitled to assign, transfer, charge and/or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld and/or delayed, save that either Party shall be entitled without the prior written consent of the other Party to assign or transfer, this Agreement: (i) to an Affiliate; (ii) to any joint venture company of which Lonza or Customer, as the case may be, is the beneficial owner of at least fifty percent (50%) of the issued share capital thereof; (iii) to any company with which that Party may merge or by which that Party is acquired; or (iv) to any company to which that Party may transfer all or substantially all of its assets and undertakings pertaining to this Agreement.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.4

Publicity.  The text of any press release and/or other communication to be published by and/or in the media concerning the subject matter of this Agreement shall require the prior written approval of both Lonza and Customer.

16.5	Governing Law. This Agreement is governed in all respects by the laws of the State of New York without regard to its conflicts of laws principles.
16.6

Dispute Resolution.  All dispute, controversy and/or claim arising out of and/or in connection with this Agreement (each, a “Dispute”) shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the Rules, as modified hereby.  Each Party shall appoint one arbitrator.  The third arbitrator, who shall act as president of the arbitral tribunal, shall be jointly nominated by the other two arbitrators within 30 days of the confirmation of the second arbitrator.  If the president of the arbitral tribunal is not nominated within this time period, such arbitrator shall be appointed in accordance with the Rules.  The seat or place of arbitration shall be in the Borough of Manhattan, New York, New York, USA.  The arbitration shall be conducted and the award shall be rendered in the English language.  The arbitrators will have no authority to award any damages prohibited by this Agreement and/or any remedy that could not have been awarded by a state or federal court located in the in the Borough of Manhattan, New York, New York, USA.  The arbitrators’ decisions and awards shall be provided in writing and shall include the basis on which they are made.  The award rendered by the arbitrators shall be final, non-appealable and binding on the Parties and may be entered and enforced in any court having jurisdiction over the Party against whom the award is being enforced and/or such Party’s assets.  During any Dispute, each Party agrees to continue to perform its obligations under this Agreement if and until such performance is excused pursuant to the resolution of such Dispute.  In addition, each Party hereby submits to the non-exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York, USA for purposes of determining the arbitrability of any Dispute, causing such Party to appear for and participate in such arbitration and enforcing any award granted by the arbitrators, and each Party hereby submits to such jurisdiction. Notwithstanding the foregoing, if Lonza commits a Willful Breach, Customer may, at its election, bring and maintain any claim against Lonza for such Willful Breach against Lonza in any court of competent jurisdiction.

16.7

Entire Agreement.  This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof, excluding for clarity the Separate Agreements. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  Each Party acknowledges that an original signature and/or a copy thereof transmitted by email and/or by .pdf shall constitute an original signature for purposes of this Agreement.

16.8

Third Party Rights.  The Parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

16.9

Non-Exclusive Nature of Remedies.  Unless otherwise expressly set forth in this Agreement, no remedies set forth herein shall be considered an exclusive remedy.  Pursuit or receipt of any remedies by a Party for breach of this Agreement by the other Party does not constitute an election of remedies by such Party to the exclusion of other remedies potentially available.

16.10

Successors.  Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

*  *  *  *  *  *  *

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA AG
By:
Name Title
By:
Name Title

ALLAKOS, INC.
By:
Name: Title:

CONFIDENTIAL

APPENDIX A

[Redacted]

CONFIDENTIAL

APPENDIX B

[Redacted]

CONFIDENTIAL

APPENDIX C

[Redacted]

CONFIDENTIAL

APPENDIX D

[Redacted]